Exhibit 99.1

Final — for immediate release	CONTACT: PAUL VITEK, CFO (972) 401-0090
Release #08-02
CARBO CERAMICS INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2007 EARNINGS
Conference Call Scheduled for Today, 10:00 a.m. Central Time
•	Fourth quarter revenues of $93.7 million, up 8 percent versus prior year

•	Net income of $13.6 million, or $0.56 per diluted share, for the quarter

•	Record quarterly proppant sales volume of 246 million pounds, up 4 percent versus prior year

•	Record revenues and operating profit from fracture and reservoir diagnostic services
Irving, Texas (January 31, 2008) — CARBO Ceramics Inc. (NYSE: CRR) today reported fourth quarter net income of $13.6 million, or $0.56 per diluted share, on revenues of $93.7 million for the quarter ended December 31, 2007. For the year ended December 31, 2007, the company reported net income of $53.9 million, or $2.20 per diluted share, on revenues of $340.4 million.
President and CEO Gary Kolstad commented on the quarter’s results stating, “Our proppant business continued to perform admirably with sales volume in North America increasing 3 percent compared to last year’s fourth quarter despite an increase of less than 2 percent in the U.S. natural gas rig count and a 19 percent decline in the number of rigs actively drilling in Canada. Overseas proppant sales volume grew 11 percent compared to the fourth quarter of 2006 with the most significant increase occurring in Russia. While we continue to generate increases in revenue in this business, operating margins have declined primarily due to increased costs associated with our major capacity expansion, increased production expenses due to rising costs for high-strength raw materials and pricing pressure in some international markets. Our industry leading fracture and reservoir diagnostics business, Pinnacle Technologies, continued its impressive performance, posting gains of 43 percent in revenue and 44 percent in pre-tax income compared to the prior year’s fourth quarter. Looking forward, I am very encouraged by our newly introduced lightweight proppant, CARBOHYDROPROP™, and new service offerings in the Pinnacle businesses. Continued innovation and our debt-free balance sheet provide a strong growth platform for the future.”
Fourth quarter results
Revenues for the fourth quarter increased 8 percent compared to last year’s fourth quarter due to a 3 percent increase in proppant revenue and a 43 percent increase in revenue from Pinnacle Technologies (“Pinnacle”). The increase in revenue in the company’s proppant business segment was due to increased sales volume in North America and overseas markets which were partially offset by a decrease in the average selling price. The decline in the average selling price was attributable to increased field trial activity in which the company sells its product at a discounted price, increased sales volume in Russia where the average selling price is lower than in North America, and increased price competition in other international markets. Consolidated revenues for the fourth quarter of 2007 included $15.6 million from Pinnacle compared to $10.9 million for the fourth quarter of 2006. Pinnacle’s growth was driven by increased demand for fracture mapping and reservoir monitoring services, software products, and consulting services.
CARBO’s worldwide proppant sales totaled 246 million pounds for the quarter. Sales volume in North America increased 3 percent compared to the fourth quarter of 2006 due to a 9 percent increase in U.S. sales volume, which was partially offset by a 16 percent decline in sales in Canada where drilling activity fell 19 percent compared to the same period last year. In overseas markets, the company generated an 11 percent increase in sales volume compared to the fourth quarter of 2006 due primarily to increased sales volume in Russia.

CARBO Ceramics 2007 Fourth Quarter and Full Year Earnings Release
January 31, 2008

Operating profit for the fourth quarter of 2007 decreased $1.9 million, or 8 percent, compared to the previous year’s fourth quarter. Operating profit from Pinnacle increased to record levels. However, this increase was offset by a reduction in operating profit in the company’s proppant business segment. Despite an increase in sales volume and revenues compared to the same period a year earlier, proppant operating profit declined due to increased costs for high-strength raw materials imported into the U.S., continued high manufacturing costs during the start-up of the company’s manufacturing facility in Russia, an increase in field trial activity in which the company sells its products at a discounted price, and increased pricing pressure in certain international markets. The impact of these cost increases was partially offset by lower natural gas costs in the company’s domestic manufacturing facilities. Selling, general and administrative expenses for the fourth quarter of 2007 increased $0.5 million compared to the same period last year due to increases in variable costs associated with record revenue generation.
Net income for the fourth quarter of 2007 decreased $1.3 million compared to the fourth quarter of 2006, primarily due to the decrease in operating profit discussed above as well as a decrease in interest income, net of interest expense of $0.3 million compared to last year’s fourth quarter due to lower cash balances as a result of capital spending to add proppant manufacturing capacity.
Full year results
For the year ended December 31, 2007, revenues increased 9 percent compared to 2006 due to a 5 percent increase in proppant revenue and a 45 percent increase in revenue from Pinnacle. The increase in revenue in the company’s proppant business segment was due primarily to a 30 percent increase in overseas sales volume. Consolidated revenues for the year ended December 31, 2007 included $49.5 million from Pinnacle compared to $34.1 million for 2006. Pinnacle’s growth was driven by increased demand for fracture mapping and reservoir monitoring services, software products, and consulting services.
CARBO’s worldwide proppant sales volume totaled 908 million pounds for the full year 2007. Sales volume in North America was unchanged from 2006 as a 5 percent increase in U.S. sales volume and a 65 percent increase in sales to Mexico were offset by a 26 percent decline in Canada. Overseas sales volume increased 30 percent led by an increase in sales volume in Russia following completion of the company’s manufacturing facility there in the first half of 2007. In other overseas markets, sales volume increased 7 percent in 2007 compared to 2006.
For the year ended December 31, 2007, operating profit decreased 3 percent compared to 2006 due primarily to lower operating margins in the proppant business segment. Despite an increase in revenue in this business segment, operating profit margins declined due to increased costs for high-strength raw materials imported into the U.S., continued high manufacturing costs during the start-up of the company’s manufacturing facility in Russia, an increase in field trial activity and increased pricing pressure in certain international markets. In addition, start-up costs in 2007, primarily related to the start-up of the company’s manufacturing facility in Russia, totaled $1.2 million compared to $0.5 million in 2006. Selling, general and administrative expenses also increased both in absolute terms and as a percentage of revenue due to increases in marketing, research and development activity, and administrative expenses necessary to support higher operating and sales activity in an expanding global market.
In addition, the company benefitted in 2007 from $1.5 million of incremental gains from the appreciation of Russian and Chinese currencies relative to the U.S. dollar on the capital structure of its investments in those countries. The company further benefitted from a reduction in its effective tax rate in 2007 due to changes in U.S. state tax laws that favorably impacted the company. 2007 results also include a favorable adjustment of $0.9 million to income taxes for adjustments between the company’s accrued tax liability and the actual taxes calculated upon completion of tax returns for prior years. Full year net income for 2007 declined less than 1 percent compared to 2006.

CARBO Ceramics 2007 Fourth Quarter and Full Year Earnings Release
January 31, 2008

Technology highlights
Technology highlights for the fourth quarter included:
•	Introduction of CARBOHYDROPROP™, an innovative, high quality, lightweight ceramic proppant that is focused on the market for slickwater fracturing. This new product provides our customers with an economic alternative that combines optimum conductivity and ease of proppant transport.

•	Pinnacle monitored numerous Woodford Shale fracture treatments and published a technical paper reporting fracture dimensions and complexity comparable to the Barnett Shale but more influenced by geologic features such as faults and fracture swarms. These findings indicate the need for fracture mapping services in the increasing complex oil and gas formations in North America.

•	Pinnacle is supplying geotechnical monitoring services to the Southeast Regional Carbon Sequestration Partnership. These results will provide the foundation for the future development of CO2 capture and sequestration opportunities.
Future outlook
CEO Gary Kolstad commented on the future outlook for the company stating, “I am very pleased by the revenue gains we continue to post in both our proppant and fracture and reservoir diagnostics business segments. In the proppant business, we made a significant investment in our future by increasing our proppant manufacturing capacity nearly 70 percent over the past three years and, although we expect to benefit from this added capacity with increased sales volumes, we are also seeing the impact of increased fixed costs from these new facilities. We are also addressing issues with respect to our high-strength raw material costs. Costs for these materials will increase in 2008 and we will continue to pursue a long-term source of these materials to complement the strong position we have in lightweight raw material supplies. The fracture and reservoir diagnostic business continues to generate outstanding results and we are thrilled with the record revenue and income before tax that business generated in 2007. While competition in this business will increase, we expect that this will continue to be a growth business for us in the coming years.”
Kolstad further stated, “2008 should be another interesting year in our industry. Many projections for drilling activity in North America are cautious with flat activity expected in the U.S. and another year of declining activity anticipated in Canada. As a result, growth in our North American business will need to come from increasing market acceptance of our ceramic proppants and fracture and reservoir diagnostic technologies. Our introduction of CARBOHYDROPROP™ should help penetrate the market for sand-based proppant in slickwater fracturing treatments and we recently started manufacturing this product on our newest production line in Toomsboro, Georgia. In addition, we will continue to conduct field trials with our traditional ceramic proppants. Overseas, the outlook for drilling and fracturing activity is more optimistic and we expect the investments we are making in the fixed assets and human resources necessary to expand our international presence to begin to show results. In total, we expect to see an increase in revenue in 2008 compared to 2007 with margins similar to what we achieved in the fourth quarter of 2007. CARBO remains the technology leader in each of its business segments; we have completed a significant expansion of our proppant manufacturing capacity and we remained debt-free at year end. With our capital spending requirements expected to decrease substantially in 2008, we should generate significant free cash flow.”
As previously announced, a conference call to discuss the company’s fourth quarter and full year results has been scheduled for today at 10:00 a.m. central time (11:00 a.m. eastern). To participate in the call, please dial 877-836-3879 and refer to the “CARBO Ceramics Conference Call.” International callers should dial 706-679-7469. The call can also be accessed live or on a delayed basis via the company’s Web site, www.carboceramics.com.
CARBO Ceramics Inc., based in Irving, Texas, is the world’s leading manufacturer of ceramic proppants and supplier of fracture diagnostic services for use in the hydraulic fracturing of natural gas and oil wells.

CARBO Ceramics 2007 Fourth Quarter and Full Year Earnings Release
January 31, 2008

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls; weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.
- tables follow -

	Three Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$93,674	$86,953	$340,351	$312,126
Cost of sales	62,393	54,581	221,202	196,133

Gross profit	31,281	32,372	119,149	115,993
Selling, general & administrative	10,546	10,058	39,615	34,732
Start-up costs	44	25	1,215	474
Loss on disposal of assets	268	—	268	—

Operating profit	20,423	22,289	78,051	80,787
Interest income (expense), net	(5)	272	419	1,590
Foreign currency exchange gain, net	506	561	2,882	1,387
Other, net	(71)	(64)	48	50

Income before income taxes	20,853	23,058	81,400	83,814
Income taxes	7,226	8,103	27,530	29,561

Net income	$13,627	$14,955	$53,870	$54,253

Earnings per share:
Basic	$0.56	$0.62	$2.21	$2.23

Diluted	$0.56	$0.61	$2.20	$2.22

Average shares outstanding:
Basic	24,400	24,310	24,367	24,281

Diluted	24,512	24,413	24,484	24,401

Depreciation and amortization	$7,200	$5,375	$24,762	$19,517

CARBO Ceramics 2007 Fourth Quarter and Full Year Earnings Release
January 31, 2008

Selected Balance Sheet Information

	Dec. 31, 2007	Dec. 31, 2006
	($ in thousands)
Cash, cash equivalents and short-term investments	$12,296	$32,473
Total other current assets	131,976	111,452
Property, plant and equipment, net	275,826	231,748
Intangible and other assets, net	9,812	7,152
Total assets	453,123	404,665
Total current liabilities	33,264	34,246
Deferred income taxes	30,420	27,560
Shareholders’ equity	389,439	342,859
Total liabilities and shareholders’ equity	453,123	404,665
Segment Information

	Three Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006
	($ In thousands)		($ In thousands)
Proppant
Revenues from external customers	$78,066	$76,060	$290,859	$278,020
Income before income taxes	17,684	20,853	73,267	79,253

Fracture and Reservoir Diagnostics
Revenues from external customers	$15,608	$10,893	$49,492	$34,106
Income before income taxes	3,169	2,205	8,133	4,561